Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-252068 and 333-252644 on Form S-8 of our report dated September 17, 2021, relating to the financial statements of Affirm Holdings, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K for the year ended June 30, 2021.

/s/ DELOITTE & TOUCHE LLP
San Francisco, CA
September 17, 2021